Exhibit 99.5

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13D

Each of the undersigned hereby acknowledges and agrees, pursuant to the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.

Date: November 10, 2008

ATHENA ADVISORY GROUP, LLC

/s/ Stephen Presser
Name: Stephen Presser Title: Managing Member

STEPHEN PRESSER

/s/ Stephen Presser